EXHIBIT 10.4

DaVita Inc.

Restricted Stock Units Award under

the DaVita Inc. 2011 Incentive Award Plan

- Board of Directors

Sample Example

1234 Any Street

Apt. # A

Any Town, US 12345

SSN: 123-45-6789

In recognition of your service to the Board of Directors of DaVita Inc., you (the “Grantee”) have been granted this award (the “Award”) of restricted stock units (“Restricted Stock Units” or “Units”) under the DaVita Inc. 2011 Incentive Award Plan (the “Plan”). This Award represents your right to receive shares of common stock of DaVita Inc. (the “Company”), subject to your fulfillment of the conditions set forth in this agreement (the “Agreement”). Your Award is fully vested upon grant for Board service performed through the Award Date shown below. However, your receipt of the shares underlying this award is automatically irrevocably deferred until the date(s) set forth in the Share Issuance Schedule shown below.

The terms of your Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms that are used here but that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

1. Award Date:

2. Number of Units:	5,000

3. Share Issuance Schedule:	5,000 on 7/1/2012

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

4. Stock Issuance Pursuant to Restricted Stock Units. Upon each date in the Share Issuance Schedule shown above, (each, an “Issuance Date”), a number of shares of Common Stock (the “Shares”) equal to the number of Units shown for such date in the Share Issuance Schedule will become issuable to you. On or soon after the Issuance Date, but in no event later than the 15th day of the third calendar month following the Share Issuance Date, the Company will issue the Shares to you.

5. Termination of Service. In the event you die prior to an Issuance Date, the Company will issue the Shares for any Units that remain unissued at that time to your estate.

6. Assignment. Your interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

7. Amendments. This Award may be amended only by means of a written document signed by both you and the Company.

8. Right to Shares. You will not have rights to any dividends on or voting rights with respect to the Shares subject to your Award until the Shares are actually issued to you.

9. Change of Control of the Company. Under certain circumstances, if the Company undergoes a Change of Control, as defined in Exhibit A, all Shares subject to your Award will become immediately issuable to you. The specific rules regarding the circumstances in which Share issuance would be accelerated are contained in an exhibit to this Agreement.

10. Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, you shall be subject to the written policies of the Company’s Board of Directors applicable to members of the Board, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from this Award, as they exist from time to time during your service on the Board and thereafter.

11. Confidentiality. You shall not at any time disclose or use for your direct or indirect personal benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise other than the Company or any of its subsidiaries or affiliates (whether during or after the termination of your membership on the Board of Directors of the Company), any trade secret, information, data or other confidential information relating to customers, development programs, costs, marketing plans, acquisitions and investments, sales activities, promotions, credit and financial data, financing methods, plans of the business and affairs of the Company generally, or any of its subsidiaries or affiliates; provided, however, that the foregoing shall not apply to (i) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of your breach of this Section 10 or (ii) disclosure that is required by any applicable law, rule or regulation (including compliance with any oral or written interrogatories or requests for information or documents pursuant to any subpoena or in connection with discovery proceedings in any litigation or similar process to which you may be subject); provided, however, that you shall provide the Company with at least ten (10) days’ advance written notice of the legal requirement to disclose prior to disclosure and assist DaVita as requested in obtaining a protective order or other similar relief.

12. Non-Solicitation. You agree that while you are a member of the Company’s Board of Director’s and for the one-year period following termination of such relationship, you will not (a) directly or indirectly induce any employee of the Company, its affiliates or its subsidiaries to terminate his or her relationship with the Company or any of its affiliates or subsidiaries or (b) take any action that results, or might reasonably result in any of the foregoing. If you breach this provision, then (1) this Agreement shall terminate effective on the date on which you enter into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which you hereby agree to) and/or an order requiring you to repay the Company any consideration received by you as a result of this Award under this Agreement.

13. Execution of Award Agreement. This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator for the Company by no later than 120 days from the Award Date.

In Witness Whereof, the Company and the Grantee have executed this Agreement as of the date first written above.

Grantee	Company

Sample Example	Kim M. Rivera
V.P., General Counsel & Secretary

EXHIBIT

Events Causing Immediate Issuance of Shares under Award

In the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) your Board service is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below), then, in any such case, all Shares subject to this Award shall automatically become immediately issuable to you effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of your service in the case of (ii).

“Change of Control” means:

(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(ii) any transaction in which assets representing more than 50% of the total gross fair market value of the Company’s assets are sold;

provided, however, that no transaction contemplated by clauses (i) through (ii) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the 6 months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” will mean: (1) a material breach by you of your duties and responsibilities to the extent that they do not differ in any material respect from your duties and responsibilities during the ninety (90)-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) your conviction of, or a plea of nolo contendere by you, to a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.